Exhibit 99.(8)(d)

MUTUAL OF AMERICA SECURITIES CORPORATION

FEE REVENUE AGREEMENT

This Agreement, effective January 1, 2008,

WITNESSETH:

Whereas, Mutual of America Securities Corporation, (“Securities Corporation”) is a Delaware corporation and a registered broker-dealer, and

Whereas, Mutual of America Capital Management Corporation (“Capital Management”), affiliated with and under common ownership with Securities Corporation, is a Delaware corporation and a registered investment adviser, and

Whereas, Capital Management is the investment adviser for Mutual of America Institutional Funds, Inc. (“Institutional Funds”), a registered management investment company, and

Whereas, Securities Corporation is the principal underwriter and distributor of Institutional Funds under a Distribution Agreement dated May 1, 1996 as same may have been amended prior to the date hereof,

Now therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is acknowledged, it is agreed as follows:

1.     Securities Corporation has performed, and continues to perform, its services as distributor and principal underwriter of Institutional Funds without charging any fees or commissions to, or recouping any of its expenses from, Institutional Funds.

2.     Capital Management is paid an asset-based advisory fee calculated at various rates based on the assets invested in the seven funds of Institutional Funds under the investment advisory agreement by and between Capital Management and Institutional Funds dated April 1, 1996 as amended and supplemented.

3.     Capital Management directly benefits through its asset-based advisory fees as a result of Securities Corporation’s services to Institutional Funds, which can only be provided by a registered broker-dealer.

4.     Capital Management acknowledges that Securities Corporation is incurring, and has incurred, expenses in the performance of its duties to Institutional Funds, including costs related to distribution of Institutional Funds shares, marketing and promotion activities, compliance with FINRA and SEC laws and regulations and the maintenance of its status as a registered broker-dealer and is not being paid a fee by Institutional Funds or Capital Management.

5.     Capital Management has requested that Securities Corporation continue to serve as the principal underwriter and broker-dealer to Institutional Funds.

6.     Securities Corporation agrees to the said request set forth in the preceding paragraph 5 provided that it receives a fee equal to the amount of Securities Corporation’s operating expenses related to its duties described in paragraph 1 above in regard to Institutional Funds.

7.     Capital Management hereby agrees to pay to Securities Corporation such amounts as are billed by Securities Corporation in regard to its services for Institutional Funds, not to exceed in any calendar year the total annual operating expenses of Securities Corporation for such calendar year.  Capital Management agrees that such payments shall be made on a quarterly basis.

8.     This Agreement shall continue for so long as Securities Corporation serves as distributor to Institutional Funds without fees and charges to the Institutional Fund unless it is previously terminated by written agreement of the parties.

9.     This agreement shall be governed in all respects by the Law of the State of New York.

10.   The parties agree that this agreement constitutes the entire agreement between the parties with respect to the subject matter described herein, that there are no oral or other written agreements relating thereto and this Agreement can only be amended in writing signed by both parties.

IN WITNESS WHEREOF the parties have set their hands and seals on the dates specified below.

Witness:	Mutual of America Securities Corporation

/s/ Thomas L. Martin	by:	/s/ William S. Conway
Name Thomas L. Martin		William S. Conway
President, Chairman and CEO
Date: December 29, 2008

Witness:	Mutual of America Capital Management Corporation

/s/ Thomas L. Martin	by:	/s/ Amir Lear
Name Thomas L. Martin		Amir Lear
President and Chief Operating Officer
Date: December 29, 2008